                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              GANTOS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                  GANTOS, INC.
                       1266 EAST MAIN STREET, FIFTH FLOOR
                          STAMFORD, CONNECTICUT 06902

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

    The Annual Meeting of Shareholders of Gantos, Inc. (the "Company") will be held at the Holiday Inn Select, Stamford #1 room, 700 Main Street, Stamford, Connecticut 06901, on Tuesday, June 22, 1999, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

ITEM I.       To elect two directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified and to elect two directors to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified; and

ITEM II.      To consider and act upon a proposal to amend and restate the Company's Restated
              Articles of Incorporation to effect a one-for-three reverse stock split of the
              Company's Common Shares while keeping 20,000,000 authorized Common Shares, at a par value of $0.01.

ITEM III.     To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has set the close of business on May 4, 1999 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

    All shareholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          Arlene H. Stern
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 24, 1999

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

                                  GANTOS, INC.
                       1266 EAST MAIN STREET, FIFTH FLOOR
                          STAMFORD, CONNECTICUT 06902

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 22, 1999

                            ------------------------

                              GENERAL INFORMATION

    The Annual Meeting of Shareholders of Gantos, Inc. (the "Company") will be held at the Holiday Inn Select, Stamford #1 room, 700 Main Street, Stamford, Connecticut 06901, on Tuesday, June 22, 1999, at 11:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is May 24, 1999.

    It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. Shares represented by valid, executed and dated proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the instructions thereon. Unless your proxy is otherwise marked, it will be voted FOR management's nominees for the Board of Directors and FOR the proposed one-for-three reverse stock split and related amendments and will be voted at the discretion of the proxy holder in respect of such other business, if any, as may properly be brought before the Annual Meeting. Any person giving a proxy has the power to revoke it any time before it is voted by executing a later dated proxy, by subsequent written notice to the Company or by attendance and voting at the meeting. The proxy is solicited by the Board of Directors of the Company and such solicitation may include requests by mail, telegram and personal contact by its directors, officers and employees, at no additional compensation. The Company has also engaged Kissel-Blake, a division of Shareholder Communications Corporation, to solicit proxies by mail or telephone or in person, at a cost to the Company of $5,000 plus reimbursement of out-of-pocket expenses. All expenses in connection with the solicitation of proxies, including the costs of preparing and mailing the proxy materials, will be borne by the Company. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals.

    As used in this Proxy Statement, 1996, 1997 and 1998 shall mean the fiscal years ended February 1, 1997, January 31, 1998 and January 30, 1999, respectively. Subsequent years shall mean the fiscal year ended on the Saturday closest to January 31.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    Only holders of record of Common Shares, $.01 par value ("Common Stock"), at the close of business on May 4, 1999 (the "Record Date") are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments of the meeting, each share having one vote on each matter submitted for a vote at the meeting. On the Record Date, the Company had issued and outstanding 7,819,526 shares of Common Stock.

    As of the Record Date, no person was known to the Company to beneficially own more than 5% of the Company's outstanding Common Stock, its only outstanding class of voting shares.

                         ITEM I. ELECTION OF DIRECTORS

    The Board of Directors proposes that the two persons named below as nominees for election as directors until the 2001 Annual Meeting be elected as directors of the Company to hold office until the Annual Meeting of Shareholders to be held in the year 2001, and until their successors are duly elected and qualified or until their earlier death, resignation or removal, and that the two persons named below as nominees for election as directors until the 2002 Annual Meeting be elected as directors of the Company to hold office until the Annual Meeting of Shareholders to be held in the year 2002, and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Mr. Gantos was elected as a director at the 1992 Annual Meeting of Shareholders on June 18, 1992, Ms. Strasser was appointed as a director pursuant to the Company's Plan of Reorganization effective March 31, 1995, and Ms. Eveillard and Ms. Putnam were elected as directors at the 1996 Annual Meeting of Shareholders on June 20, 1996. Ms. Burton is not standing for reelection after her terms expires at the Annual Meeting, and the Board has determined to decrease the size of the Board to seven members effective June 22, 1999. If a quorum is present, the two nominees to serve until the 2001 Annual Meeting and the two nominees to serve until the 2002 Annual Meeting receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted in determining whether a quorum is present. The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of these nominees, who have consented to serve if elected, unless the giver of the proxy withholds authority to vote for any such nominee. If any nominee is unable or declines to serve, which is not expected, it is intended that the proxies be voted in accordance with the best judgment of the proxy holders for another qualified person.

    The following information is furnished as of the Record Date with respect to each nominee for election as a director, with respect to each person whose term of office as a director will continue after the meeting, with respect to each present or former executive officer of the Company named in the Summary Compensation Table below, and with respect to all current directors and executive officers as a group:

                                                                                                           PERCENTAGE OF
                                                                                           SHARES OF        OUTSTANDING
                                                                                          COMMON STOCK    COMMON STOCK OF
                                                                                         OF THE COMPANY     THE COMPANY
                                                                                          BENEFICIALLY     BENEFICIALLY
NAME AND YEAR FIRST BECAME A DIRECTOR                                           AGE         OWNED(A)           OWNED
--------------------------------------------------------------------------      ---      --------------  -----------------
NOMINEES FOR ELECTION AS DIRECTORS UNTIL THE 2001 ANNUAL MEETING

L. Douglas Gantos (1961)..................................................          67         266,334(b)           3.3%
Hannah H. Strasser (1995).................................................          39         245,803(c)           3.1%

NOMINEES FOR ELECTION AS DIRECTORS UNTIL THE 2002 ANNUAL MEETING

Elizabeth M. Eveillard (1992).............................................          52          25,500(d)         *
S. Amanda Putnam (1995)...................................................          49           9,000(e)         *

DIRECTORS CONTINUING IN OFFICE

Arlene H. Stern (1996)....................................................          48         371,098(f)           4.6%
Fred K. Schomer (1992)....................................................          59          25,700(g)         *
Erwin A. Marks (1995).....................................................          61           9,000(h)         *

OTHER EXECUTIVE OFFICERS

Dennis Horstman...........................................................                      41,924(i)         *
Neal Gottfried............................................................                      17,000(j)         *
Vicki Boudreaux...........................................................                       7,000(k)         *
Joseph Giudice............................................................                      26,752(l)         *
Hope Grey.................................................................                       4,225(m)         *
All directors and executive officers as a group (12 persons)..............                   1,018,359(n)          12.1%

------------------------

*   Less than 1%.

(a) All directors, nominees and executive officers named in this proxy statement have sole investment and voting power with respect to shares of Common Stock beneficially owned by them, except as provided below.

(b) Includes 233,000 shares that Mr. Gantos has the right to acquire within 60 days of the Record Date pursuant to options granted to him under the Company's stock option plans.

(c) Includes 9,000 shares that Ms. Strasser has the right to acquire within 60 days of the Record Date pursuant to options granted to her under the Company's Amended and Restated Director Stock Option Plan. In addition, the information includes 11,315 shares held in investment advisory accounts over which Ms. Strasser has voting and investment discretion and 225,488 shares held by Cardinal Recovery Partners. Cardinal Capital Management LLC is a 1% general partner in Cardinal Recovery Partners and Ms. Strasser is a 45% general partner in Cardinal Capital Management. Ms. Strasser disclaims beneficial ownership of the shares held by Cardinal Recovery Partners.

(d) Includes 15,000 shares that Ms. Eveillard has the right to acquire within 60 days of the Record Date pursuant to options granted to her under the Company's Amended and Restated Director Stock Option Plan.

(e) Includes 9,000 shares that Ms. Putnam has the right to acquire within 60 days of the Record Date pursuant to options granted to her under the Company's Amended and Restated Director Stock Option Plan.

(f) Includes 42,765 shares acquired under the Gantos, Inc. Employee Stock Purchase Plan between January 31, 1997 and April 30, 1999, and 253,333 shares that Ms. Stern has the right to acquire within 60 days of the Record Date pursuant to options granted to her under the Company's stock option plans.

(g) Includes 15,000 shares that Mr. Schomer has the right to acquire within 60 days of the Record Date pursuant to options granted to him under the Company's Amended and Restated Director Stock Option Plan. In addition, the information includes 10,700 shares Mr. Schomer owns jointly with his wife.

(h) Includes 9,000 shares that Mr. Marks has the right to acquire within 60 days of the Record Date pursuant to options granted to him under the Company's Amended and Restated Director Stock Option Plan.

(i) Includes 24,000 shares that Mr. Horstman has the right to acquire within 60 days of the Record Date pursuant to options granted to him under the Company's stock option plans. In addition, the information includes 8,000 shares held jointly with his wife and 9,924 shares acquired under the Gantos, Inc. Employee Stock Purchase Plan between August 1, 1997 and April 30, 1999.

(j) Includes 12,000 shares that Mr. Gottfried has the right to acquire within 60 days of the Record Date pursuant to options granted to him under the Company's stock option plans.

(k) Includes 7,000 shares that Ms. Boudreaux has the right to acquire within 60 days of the Record Date pursuant to options granted to her under the Company's stock option plans.

(l) Includes 15,250 shares that Mr. Giudice owns jointly with his wife and 11,502 shares acquired under the Gantos, Inc. Employee Stock Purchase Plan between August 1, 1997 and April 30, 1999. Mr. Giudice resigned as an executive officer as of September 25, 1998.

(m) Includes 4,225 shares acquired under the Gantos, Inc. Employee Stock Purchase Plan between November 1, 1996 and April 30, 1999. Ms. Grey resigned as an executive officer as of September 14, 1998.

(n) Includes 586,333 shares that the Company's directors and executive officers have the right to acquire within 60 days of the Record Date pursuant to options granted to them under the Company's stock option plans.

OTHER INFORMATION RELATING TO DIRECTORS

    Following is a brief account of the business experience during the past five years of each nominee for the Board of Directors of the Company and each continuing director of the Company:

                      NOMINEES FOR TERMS TO EXPIRE IN 2001
                                   CLASS III

L. DOUGLAS GANTOS

    L. Douglas Gantos served as the Company's Chairperson of the Board from September 1996 to May 1998 and has served as a consultant to the Company since May 1998. From July 1996 until September 1996, he served as the Company's Chief Executive Officer and Chairperson of the Board. From August 1993 until July 1996, Mr. Gantos served as the Company's President, Chief Executive Officer and Chairperson of the Board. From April 1992 until August 1993 he served as the Company's Chief Executive Officer and Chairperson of the Board. From April 1963 until April 1992, Mr. Gantos served as the Company's President and Chief Executive Officer. While Mr. Gantos receives cash payments pursuant to a letter of employment, as amended (see "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements--L. Douglas Gantos"), he will serve as a director of the Company during any period in which the Company's Board of Directors desires him to serve as a director, unless he is not elected by the shareholders or dies.

HANNAH H. STRASSER

    Hannah H. Strasser is co-head of the high yield group, responsible for portfolio management and research for Cardinal Capital Management, a money management company Ms. Strasser co-founded in April 1995. Prior to co-founding Cardinal, Ms. Strasser was co-head of the high yield group and was responsible for portfolio management and research for Deltec Asset Management Corp, a money management firm. She was also a Managing Director and a member of Deltec's Executive Committee. She currently serves as a member of the Board of Directors of Rymer Foods Inc.

                      NOMINEES FOR TERMS TO EXPIRE IN 2002
                                    CLASS I

ELIZABETH M. EVEILLARD

    Elizabeth M. Eveillard has been the Managing Director and head of the Retailing Industry Group for PaineWebber Incorporated, an investment banking firm, since April 1988. Ms. Eveillard currently serves as a member of the Board of Directors of Lillian Vernon Corporation, a specialty catalog retailer.

S. AMANDA PUTNAM

    S. Amanda Putnam has been the Vice President, Marketing Strategies for Fitch, Inc., which is an international business and design consulting organization, since 1992.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                    CLASS II

ARLENE H. STERN

    Arlene H. Stern has been the Company's President and Chief Executive Officer since September 8, 1996. From July 8, 1996 to September 8, 1996, Ms. Stern was the President and Chief Operating Officer for the Company. Ms. Stern served as Executive Vice President and Chief Operating Officer of Casual Corner Group, Inc., a retail apparel specialty store chain and a division of U.S. Shoe Corporation, from July 1993 to August 1995. While Ms. Stern is employed by the Company, the Company will nominate her and use its reasonable efforts to have her elected as a director of the Company (see "Executive Compensation-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements-- Arlene H. Stern").

FRED K. SCHOMER

    Fred Schomer has been a Partner in Strategic Solutions Partners since January 1, 1998 and is also a private investor. Mr. Schomer was the Executive Vice President and Chief Financial Officer for Gerber Products Company, a consumer products manufacturer, from November 1988 until his retirement in December 1997.

ERWIN A. MARKS

    Erwin A. Marks has been the President of Marks & Associates, Inc., an interim management and consulting firm specializing in underperforming companies and restructurings, since April 1996. From June 1995 to April 1996, Mr. Marks was the President of Circle Fine Arts Corporation, a retail art gallery chain. From 1989 to June 1995, Mr. Marks was the Managing Director and Senior Vice President of Heller Investments, Inc., a subsidiary of Heller Financial Inc., a financial services company. Circle Fine Arts Corporation filed a voluntary petition for relief under Chapter 11 of the United Stated Bankruptcy Code on February 8, 1996. Mr. Marks was an executive officer of Circle Fine Arts Corporation at the time of the filing.

  CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

    The Board of Directors of the Company has established an Audit Committee. The current members of the Audit Committee are Elizabeth M. Eveillard, Chairperson, Mary Elizabeth Burton and Erwin A. Marks. The Audit Committee is responsible for (1) nominating the Company's independent accountants for approval by the Board of Directors, (2) reviewing with the independent accountants the scope, cost and results of the auditing engagement, (3) reviewing and approving fees for professional services provided by the independent accountants, (4) reviewing the reports submitted by the independent accountants, and (5) reviewing the adequacy of the Company's system of internal accounting controls. During 1998, the Audit Committee held one meeting.

    The Board of Directors has established a Compensation Committee. The current members of the Compensation Committee are Fred K. Schomer, Chairperson, S. Amanda Putnam and Hannah H. Strasser. The Compensation Committee is responsible for recommending to the Board of Directors compensation plans and arrangements for senior management and directors and for administering the Company's Executive Bonus Plan, Stock Option Plans and Employee Stock Purchase Plan. During 1998, the Compensation Committee held three meetings.

    The Board of Directors has established an Executive Committee. The current members of the Executive Committee are L. Douglas Gantos, Chairperson, Hannah H. Strasser and Fred K. Schomer. The Executive Committee is permitted to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as limited by the Michigan Business Corporation Act and the Company's Bylaws. During 1998, the Executive Committee did not meet.

    During 1998, the Board of Directors held 12 meetings and took action by written consent on four occasions. Each director of the Company attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director), and
(ii) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). The Board of Directors does not have any standing nominating committee.

EXECUTIVE COMPENSATION

    COMPENSATION OF DIRECTORS

    Under the Company's standard arrangements, each director who is not a Company employee receives an annual fee of $15,000, payable quarterly, plus $500 for each Board meeting attended, including meetings by conference telephone call, plus reasonable expenses.

    Pursuant to the Gantos, Inc. Amended and Restated Director Stock Option Plan (the "Directors Plan"), on April 1 each year, the Company automatically grants an option to purchase 1,000 of the Company's common shares to each director of the Company who (i) is a director of the Company as of the date the option is granted under the Directors Plan, (ii) has served as a director of the Company for at least nine months as of the date the option is granted under the Directors Plan, and (iii) is not an officer or employee of the Company. Up to 100,000 common shares are reserved for issuance under the Directors Plan.

    Options are exercisable on the date of grant and expire ten years thereafter. The option exercise price is the fair market value of the common shares on the date of grant. Options may be exercised either by payment in cash or, at the discretion of the Board of Directors, (i) by surrender of common shares of the Company, or (ii) by a promissory note, or (iii) by delivery of the proceeds from a broker's sale of, or loan secured by, some or all of the shares received upon exercise of the option. No options may be granted under the Directors Plan after March 16, 2002.

    On April 1, 1998 6,000 options to purchase common shares were granted under the Directors Plan at an exercise price of $0.359375. On April 1, 1999 7,000 options to purchase common shares were granted under the Directors Plan at an exercise price of $0.8125. As of the Record Date, options to purchase 33,000 common shares remain authorized for future award under the Directors Plan.

    BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. The Compensation Committee's overall compensation policy applicable to the Company's executive officers is to provide a compensation package that is intended to attract and retain qualified executives for the Company and to provide them with incentives to achieve Company goals and increase shareholder value. The Compensation Committee implements this policy through salaries, bonuses, stock options, restricted stock awards, retirement savings plans, employment and severance agreements and miscellaneous personal benefits.

    SALARIES. The Compensation Committee's policy is to provide salaries that are comparable, in its subjective judgement, to those of similar executive officers in similar companies in order to attract and retain qualified executives and that compensate employees for their individual contributions and performance. The Committee also considers management's recommendations. The Compensation Committee determines comparable salaries through Company research regarding what is paid by other companies deemed comparable to the Company in terms of size and/or business (adjusted for the size of the Company and the experience and responsibility of the executive), through the salary requests of the individuals interviewed by the Company for open positions and through recommendations of executive search firms hired by the Company to locate executive officers.

    BONUSES. The Compensation Committee's policy is to adopt a bonus plan that compensates executive officers for achieving the Company's earnings target set near the beginning of the fiscal year and for their individual performance during the year. The Compensation Committee also reserves the right to recommend discretionary bonuses for the Company's executive officers based on its subjective evaluation of management's recommendations, the Company's performance and achievements and their individual performance and achievements during the year even if the Company's earnings target is not met. These bonuses are intended to make a significant portion of each executive officer's compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase shareholder value and work as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company.

    For the fiscal year ended January 30, 1999, the 1998 Gantos, Inc. Executive Bonus Plan (the "1998 Plan") was administered by the Company's Compensation Committee and covered all of the executive officers of the Company named in the Summary Compensation Table below, along with certain other key members of management. Pursuant to the 1998 Plan, the 1998 bonus pool equaled 50% of the Company's earnings in excess of the earnings target, up to a maximum pool of 35% of the actual salaries of the plan participants. The 1998 Plan provided for 50% of the bonus pool to be automatically earned and payable upon the achievement of earnings in excess of the earnings target and to be automatically allocated among the participants in proportion to the actual salary paid to the participants. The Compensation Committee was to determine, in its discretion, what portion, if any, of the remaining bonus pool would be paid to each participant, based on its evaluation of senior management's recommendations, the individual's performance and other factors as the Committee deemed relevant. The Compensation Committee was not required to award the entire remaining bonus pool and any participant could receive any amount of the remaining bonus pool. For purposes of the 1998 Plan, earnings were defined as the Company's income before taxes, extraordinary items, and bonuses payable under this plan plus or minus any items not included in projections from which the earnings target was determined and that otherwise increased or decreased earnings, at the discretion of the Compensation Committee.

    The earnings target was set by the Board of Directors after consultation with senior management and receiving the recommendation of the Compensation Committee, and it was higher than 1997 earnings. The Board reserved the right to pay bonuses beyond those, if any, called for by the 1998 Plan. As a result of the Company's 1998 earnings not meeting target, no bonuses were payable under the 1998 Plan. For 1998, one contractually obligated bonus was paid to Arlene H. Stern in the amount of $75,000.

    STOCK OPTIONS AND RESTRICTED STOCK. The Compensation Committee's policy is to award stock options and restricted stock to the Company's executive officers in amounts reflecting the Compensation Committee's subjective evaluation of the participant's position and ability to influence the Company's overall performance and management's recommendations without any specific weight being given to any of these factors. In determining the size of the individual awards of options, the Compensation Committee also considers the amounts of options outstanding and previously granted both in the aggregate and with respect to the optionee, the amount of options remaining available for grant under the stock option plans, and the aggregate amount of current awards, and for new officers, the amount necessary to attract the officer to the Company and options held by others at similar levels in the Company. Awards in 1997 consisted of stock option grants with exercise prices equal to the fair market value of the Company's common shares on the grant date. Options and restricted stock are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of shareholders of the Company, to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by key employees of the Company and to help the Company attract and retain qualified employees.

    The Compensation Committee's policy is to grant options with a term of ten years to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only provide compensation if the price of the underlying shares increases. In addition, the Compensation Committee's policy is to grant options that vest over a specified period (generally five years for options granted to executive officers in 1998) to provide the executive with an incentive to remain with the Company. The Compensation Committee's policy is also to provide new executives with options to attract them to the Company.

    Generally, the Compensation Committee reserves the right to recommend the payment of compensation to the Company's executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes.

    401(k) PLAN. The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings. Participants may defer specified portions of their compensation. The 401(k) Plan provides for the Company to make matching contributions to employee accounts where the employee participates in the 401(k) plan.

    EMPLOYEE STOCK PURCHASE PLAN. The Company has adopted an Employee Stock Purchase Plan to provide all eligible employees the opportunity to purchase and hold common shares of the Company. The shares are offered to the employees at a 15% discount.

    EMPLOYMENT AND SEVERANCE AGREEMENTS AND MISCELLANEOUS PERSONAL
BENEFITS. The Compensation Committee's policy is to have employment agreements with new executive officers to provide them with specified positions, periods of employment, salaries, fringe benefits and severance benefits. The Compensation Committee's policy is also to have severance agreements with selected key employees. These benefits are intended to permit the executive officer to focus his or her attention on performing his or her duties to the Company, rather than on the security of his or her employment, and to provide the officer with benefits deemed by the Compensation Committee to be suitable for the executive's office. The Compensation Committee's policy, however, is that personal benefits (other than severance pay) should not exceed 10% of the executive's salary and bonus for the year.

    1998 COMPENSATION DECISIONS REGARDING ARLENE H. STERN. Ms. Stern's 1998 salary was not increased from her 1997 salary based on management's recommendation and the Committee's subjective evaluation of chief executive officer salaries at similar companies (adjusted in the Committee's subject judgement for differences in the Company's size and Ms. Stern's experience and responsibility). Ms. Stern received her contractually required minimum $75,000 bonus for 1998 because the earnings target under the 1998 Plan was not met and as a result of the Company's 1998 results of operations.

    As described in "Stock Options and Restricted Stock", no options were granted to Ms. Stern in fiscal 1998 based on the Compensation Committee's subjective evaluation of the then pending merger negotiations and the potential termination of Ms. Stern's employment after the merger, previous grants to Ms. Stern and others, management's recommendations, her position and ability to influence the Company's overall performance, the aggregate amount of the proposed grants and the shares remaining available under the Company's stock option plan.

    The Compensation Committee also recommended that the Company enter into a Termination Agreement with Ms. Stern in connection with, and subject to the consummation of, the proposed merger that was terminated in November 1998. The Compensation Committee recommended approval of this amendment based on its subjective judgement of the provisions required to consummate the proposed merger and retain Ms. Stern's services during the transition period.

                                          By The Compensation Committee

                                          Fred K. Schomer
                                          S. Amanda Putnam
                                          Hannah H. Strasser

    SUMMARY COMPENSATION TABLE

    The following table sets forth information for each of the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 concerning the compensation of (i) any person serving as the Company's Chief Executive Officer during the fiscal year ended January 30, 1999, (ii) each of the Company's other most highly compensated executive officers who were serving as executive officers as of January 30, 1999 and whose total annual salary and bonus exceeded $100,000, and (iii) up to two additional executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended January 30, 1999 and who were not serving as executive officers as of January 30, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                         ANNUAL COMPENSATION                AWARDS
                                                --------------------------------------   ------------
                                                                          OTHER ANNUAL    SECURITIES     ALL OTHER
                                                  SALARY         BONUS    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     ($)            ($)         ($)         OPTIONS(#)       ($)(8)
----------------------------------------  ----  ----------      -------   ------------   ------------   ------------
Arlene H. Stern, .......................  1998     425,000       75,000           0              0          3,100
  President, Chief Executive              1997     425,000            0       2,384         50,000          2,975
  Officer and Director                    1996     245,193(1)    75,000       5,949        350,000         14,260

Dennis Horstman, .......................  1998     300,000            0           0         15,000          2,201
  Senior Vice President,                  1997     300,000       52,500      11,321         20,000          1,306
  Merchandising and Marketing             1996      51,923(2)         0      33,123         35,000              0

Neal Gottfried, ........................
  Senior Vice President,                  1998     225,000            0       9,618         10,000          2,086
  Store Operations and                    1997     177,404            0       8,439         25,000            805
  Visual Merchandising                    1996         N/A(3)       N/A         N/A            N/A            N/A

Vicki Boudreaux, .......................  1998     120,000            0           0          5,000            175
  Vice President, Planning                1997     120,000            0       5,227          5,000            149
  and Allocation                          1996      47,181(4)         0      17,388         10,000             36

Joseph Giudice, ........................
  Senior Vice President,                  1998     146,096(5)         0           0         15,000(6)       1,826
  Merchandise Planning and                1997     225,000            0       9,193         15,000(6)       2,029
  Operations                              1996      86,538(5)         0      25,912         25,000(6)         106

Hope Grey, .............................  1998      77,918            0           0          5,000(6)         613
  Vice President, Technical               1997     120,000            0       2,843          5,000(6)         156
  Product Management                      1996      39,231(7)         0           0         10,000(6)          46

--------------------------

(1) Ms. Stern became an executive officer of the Company on July 8, 1996. The amounts disclosed include all compensation paid by the Company to Ms. Stern during 1998, 1997 and 1996.

(2) Mr. Horstman became an executive officer of the Company on December 2, 1996. The amounts disclosed include all compensation paid by the Company to Mr. Horstman during 1998, 1997 and 1996.

(3) Mr. Gottfried became an executive officer of the Company on April 14, 1997. The amounts disclosed include all compensation paid by the Company to Mr. Gottfried during 1998 and 1997.

(4) Ms. Boudreaux became an executive officer of the Company on September 16, 1996. The amounts disclosed include all compensation paid by the Company to Ms. Boudreaux during 1998, 1997 and 1996.

(5) Mr. Giudice became an executive officer of the Company on September 16, 1996. The amounts disclosed include all compensation paid by the Company to Mr. Giudice during 1998, 1997 and 1996. Mr. Giudice resigned as an executive officer of the Company as of September 25, 1998.

(6) Pursuant to such executive officer's resignation, all outstanding stock options were canceled.

(7) Ms. Grey became an executive officer of the Company on September 30, 1996. The amounts disclosed include all compensation paid by the Company to Ms. Grey during 1998, 1997 and 1996. Ms. Grey resigned as an executive officer of the Company as of September 14, 1998.

(8) The amounts shown for 1998 include (i) $1,600, $1,600, $1,512, $0, $1,453 and $439 for Ms. Stern, Mr. Horstman, Mr. Gottfried, Ms. Boudreaux, Mr. Giudice and Ms. Grey, respectively, representing the Company's contribution to the executive officer in 1998 under the Company's 401(k) Plan, and (ii) $1,500, $601, $574, $175, $373 and $174 for Ms. Stern, Mr. Horstman, Mr.
    Gottfried, Ms. Boudreaux, Mr. Giudice and Ms. Grey, respectively, representing life insurance premiums paid by the Company in 1998 for policy values in excess of $50,000.

    OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning individual grants of stock options made during the fiscal year ended January 30, 1999, to each of the executive officers of the Company named in its Summary Compensation Table above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                           -----------------------------------------------------    ANNUAL RATES OF
                                            NUMBER OF                                                 STOCK PRICE
                                           SECURITIES     % OF TOTAL                                APPRECIATION FOR
                                           UNDERLYING   OPTIONS GRANTED   EXERCISE                    OPTION TERM
                                             OPTIONS    TO EMPLOYEES IN    PRICE     EXPIRATION   --------------------
NAME                                       GRANTED(#)     FISCAL YEAR      ($/SH)       DATE        5%($)     10%($)
-----------------------------------------  -----------  ---------------  ----------  -----------  ---------  ---------
Arlene H. Stern..........................           0            0.0%    $  0.90625     5/19/08   $       0  $       0
Dennis Horstman..........................      15,000           11.5%    $  0.90625     5/19/08   $   8,549  $  21,665
Neal Gottfried...........................      10,000            7.7%    $  0.90625     5/19/08   $   5,699  $  14,443
Vicki Boudreaux..........................       5,000            3.8%    $  0.90625     5/19/08   $   2,850  $   7,222
Joseph Giudice...........................      15,000           11.5%    $  0.90625     5/19/08   $   8,549  $  21,665
Hope Grey................................       5,000            3.8%    $  0.90625     5/19/08   $   2,850  $   7,222

    Each of these options becomes exercisable in one-fifth cumulative annual increments beginning May 24, 1999. Pursuant to the stock option plan under which these options were granted, if upon the exercise of these options the Company must pay any amount for income tax withholding, in the Compensation Committee's sole discretion, either the Company will appropriately reduce the amount of stock to be delivered to the optionee or the optionee will pay such amount to the Company to reimburse the Company for such income tax withholding. Also pursuant to the stock option plans, the Compensation Committee may accelerate the exercisability of stock options and stock appreciation rights in connection with termination of a participant's employment or a change in control of the Company.

    AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

    The following table sets forth information concerning each exercise of stock options during the fiscal year ended January 30, 1999 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of January 30, 1999:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                         NUMBER OF
                                                                                        SECURITIES
                                                                                        UNDERLYING       VALUE OF UNEXERCISED
                                                                                    UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                                                       AT FY-END(#)          AT FY-END($)
                                               SHARES ACQUIRED                         EXERCISABLE/          EXERCISABLE/
NAME                                           ON EXERCISE(#)    VALUE REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------  -----------------  -----------------  -------------------  --------------------
Arlene H. Stern.............................              0                  0         243,333/156,667               0/0
Dennis Horstman.............................              0                  0           18,000/47,000           0/3,438
Neal Gottfried..............................              0                  0            5,000/30,000           0/3,438
Vicki Boudreaux.............................              0                  0            5,000/15,000           0/1,719
Joseph Giudice..............................              0                  0                     0/0               0/0
Hope Grey...................................              0                  0                     0/0               0/0

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
     ARRANGEMENTS

    ARLENE H. STERN. The Company has a letter of employment, dated as of June 20, 1996, as amended, with Arlene H. Stern. Pursuant to Ms. Stern's employment letter she is employed as the Company's President and Chief Executive Officer until July 8, 2000 (the "Term"), unless earlier terminated.

    Ms. Stern will receive (i) a salary of $425,000, subject to increase in the discretion of the Compensation Committee, (ii) the right to participate in the Company's Executive Bonus Plan, (iii) a minimum bonus of $75,000 with respect to each of 1996, 1997, 1998 and 1999 (if employed at the end of each applicable year), except that she waived her right to such bonus for 1997, (iv) a grant of an option to purchase 350,000 common shares, which was granted as of July 8, 1996, (v) a $750 a month car allowance, (vi) life insurance in the amount of twice the amount of her base salary, as long as she is insurable at standard rates, (vi) fringe benefits generally available to other executive officers of the Company, (vii) reimbursement for various relocation expenses, and (viii) reimbursement for the difference between the cost of her Simsbury, Connecticut home and the net proceeds of its sale, up to $250,000 of reimbursement, if such home is sold before July 8, 2000.

    Ms. Stern will also receive termination benefits, which vary depending on the reason for her termination. If Ms. Stern's employment is terminated before July 8, 2000 by the Company without "Cause", other than because of her death or disability, or by Ms. Stern for "Good Reason", she will be entitled to (i) her salary through the date of termination, (ii) any bonus earned with respect to the prior fiscal year and a pro rata bonus for the fiscal year in which the termination occurs, (iii) payment for the pro rata portion of her unused vacation time for the fiscal year in which the termination occurs, (iv) a continuation of her salary and minimum bonus for one year after the date of termination (the "Period"), (v) during the Period, the same medical long-term disability, dental and prescription drug coverage generally available to other Company executive officers and her life insurance policy, (vi) the options granted to her pursuant to the letter agreement fully vesting and remaining exercisable for 90 days after such termination, and (vii) her life insurance policy being assigned to her at the end of the Period, if assignable and if she pays the Company the cash surrender value of the policy. These termination benefits are subject to Ms. Stern's obligation to seek other employment and the Company's right to offset amounts paid to Ms. Stern from such other employment during the severance period.

    If a change in control occurs before July 8, 2000 and within two years after the change in control Ms. Stern's employment is terminated without "Cause", other than because of her death or disability, or she terminates her employment for "Good Reason", she will be entitled to the same types of benefits described in the preceding paragraph, except that (i) all cash payments would be payable in a lump sum within 30 days after such termination, (ii) the Period would continue for three years after the date of termination, (iii) the total amount of compensation contingent on a change in the ownership or effective control of the Company would be limited to the maximum amount that may be paid to her and not be deemed a "parachute payment" resulting in an excise tax to her and loss of compensation deduction to the Company, and (iv) Ms. Stern would not have any mitigation obligations.

    If Ms. Stern's employment is terminated before July 8, 2000 because of her death or disability, she will be entitled to (i) her salary through the date of termination, (ii) any bonus earned with respect to the prior fiscal year and a pro rata bonus for the fiscal year in which the termination occurs, (iii) payment for the pro rata portion of her unused vacation time for the fiscal year in which the termination occurs, (iv) for one year after the date of termination, the same medical, dental and prescription drug coverage generally available to other Company executive officers and, if such termination is not the result of her death, her life insurance policy, (v) the options granted to her pursuant to the letter agreement fully vesting and remaining exercisable for one year after such termination, (vi) if such termination is not the result of her death, her life insurance policy would be assigned to her one year after the date of such termination, if assignable and if she pays the Company the cash surrender value of the policy, and (vii) receipt of the benefits under any disability or life insurance policy covering her.

    If Ms. Stern's employment is terminated before July 8, 2000 by the Company for "Cause" or by Ms. Stern without "Good Reason", she will be entitled to (i) her salary through the date of termination, and (ii) any bonus earned with respect to the prior fiscal year. She would also be required to reimburse the Company for a pro rata portion of her relocation expenses paid by the Company.

    The termination benefits described above are Ms. Stern's exclusive rights with respect to termination of her employment. For purposes of Ms. Stern's employment letter, "Cause" generally means (i) her continued failure to either devote substantially full time to her employment duties (except because of illness or disability) or make a good faith effort to perform her employment duties, (ii) any willful act or omission that she knew or had reason to know would materially injure the Company, (iii) breach of the non-competition, confidentiality and non-solicitation provisions of the employment letter, (iv) misrepresentations or breach by her regarding specified conflicting obligations or specified claims regarding conflicting obligations, (v) conviction of a felony involving dishonesty or fraud, (vi) certain acts contrary to directions of the Board of Directors, or (vii) material breaches of the employment letter. The employment letter provides notice and a chance to cure the items described in clauses (i) and (ii).

    "Good Reason" under the employment letter generally means voluntary termination of employment with the Company as a result of (i) a reduction without her consent in duties, responsibilities, benefits or compensation, (ii) material breach by the Company of the employment letter, (iii) any requirement that she relocate outside of specified areas, or (iv) any failure of a successor to the Company's business after a change in control to assume the Company's obligations under the employment letter. "Change in Control" under the employment letter generally means (i) any person (excluding specified related parties) becoming the owner of 30% or more of the Company's capital stock, (ii) the consummation of a business combination unless the shareholders before the combination own more than 40% of the combined entity in substantially the same proportions, (iii) a sale of substantially all of the Company's assets, (iv) the continuing directors of the Company cease to be a majority of the Company's directors, or (v) dissolution of the Company and liquidation of substantially all of its assets.

    Pursuant to the terms of a Termination Agreement, dated as of May 12, 1998, subject to the consummation of the merger between the Company and HOM Holding, Inc. and Hit or Miss, Inc., which merger was terminated in November 1998, the Company and Ms. Stern agreed to terminate Ms. Stern's employment agreement and to terminate Ms. Stern's employment with the Company thereunder as of the date of the merger. Under the Termination Agreement, Ms. Stern was to receive severance payments in the aggregate amount of $750,000 in equal monthly installments of $41,666.67 over the 18 month period following the closing date of the merger (the "Termination Period"). During the Termination Period, the Company was also to continue to provide Ms. Stern with medical, disability and dental insurance to the same extent and on the same terms as were available to the Company's executive officers. To the extent it was renewable or Ms. Stern was insurable at standard rates, throughout the Termination Period the Company was to maintain the life insurance policy which is provided pursuant to Ms. Stern's employment letter and was to assign such policy to Ms. Stern at the end of the Termination Period. Further, all unvested options held by Ms. Stern as of the closing date of the merger were to vest and be exercisable for 90 days thereafter. The Termination Agreement further provided that, during the Termination Period, Ms. Stern was to continue to be available to the Company by telephone, subject to her availability, to assist the Company with management or strategic issues arising after the merger. In consideration of such terms, Ms. Stern and the Company agreed to release one another from their respective obligations and liabilities relating to Ms. Stern's employment with the Company or the termination thereof. In April 1999, the Company and Ms. Stern terminated the Termination Agreement and extended the employment letter for an additional year on the terms described above.

    L. DOUGLAS GANTOS. As of March 27, 1995, the Company entered into a letter of employment with L. Douglas Gantos. This letter of employment was amended as of March 19, 1996. Pursuant to Mr. Gantos' employment letter, as amended, he is employed as part-time Chairperson of the Board or as a consultant to the Company until September 8, 2000, unless earlier terminated. The Company's Board of Directors will choose, in its sole discretion, which of the two positions he will hold during that period. On May 19, 1998, the Company's Board of Directors elected to employ Mr. Gantos as a consultant to the Company. Prior to that time, Mr. Gantos served as Chairperson of the Board. Also, while Mr. Gantos receives cash payments pursuant to the letter agreement, he will serve as a director of the Company during any period in which the Company's Board of Directors desires him to serve as a director, unless he is not elected by the shareholders or dies.

    Mr. Gantos' will receive (i) a salary of $250,000 while he is a consultant or part-time Chairperson of the Board, (ii) a $1,000 a month car allowance and an $8,000 a year tax, financial planning and legal advice allowance, (iii) life insurance in the amount of $1,000,000 in addition to his $50,000 life insurance policy, (iv) medical, dental and prescription drug coverage for himself and his wife for their joint lives, to the same extent as such benefits are provided by the Company to its executives, subject to the same contribution and co-payment requirements applicable to other executive officers, and (v) fringe benefits generally available to other executive officers of the Company.

    Mr. Gantos will also receive termination benefits, which vary depending on the reason for his termination. Regardless of the reason for his termination, Mr. Gantos and his wife will receive the medical, dental and prescription drug coverage described above for their joint lives. If Mr. Gantos' employment is terminated before September 8, 2000 without "Cause" or by Mr. Gantos for "Good Reason", he will be entitled to (i) his accrued bonus for the preceding year, if any, and any other accrued compensation and benefits through the date of termination, (ii) a continuation of his salary and benefits described above through September 8, 2000 or his death, if earlier, and (iii) immediate vesting of the stock options granted to him pursuant to the employment letter, and such options will remain exercisable for their original term.

    If Mr. Gantos' employment is terminated before September 8, 2000 by the Company for "Cause" or by Mr. Gantos without "Good Reason", he will be entitled to (i) his accrued bonus for the preceding year, if any, and any other accrued compensation and benefits through the date of termination, and (ii) immediate vesting of the stock options granted to him pursuant to the employment letter, and such options will remain exercisable for their original term.

    If Mr. Gantos' employment is terminated before September 8, 2000 because of his death, he will be entitled to (i) his accrued bonus for the preceding year, if any, a pro-rated bonus for the year of termination, if any, and any other accrued compensation and benefits through the date of termination, (ii) the proceeds of his life insurance policy, and (iii) immediate vesting of the stock options granted to him pursuant to the employment letter, and the options would remain exercisable for their original term.

    If Mr. Gantos' employment is terminated before September 8, 2000 because of his disability, he will be entitled to (i) his accrued bonus for the preceding year, if any, a pro-rated bonus for the year of termination, if any, and any other accrued compensation and benefits through the date of termination, (ii) a continuation of his salary described above through September 8, 2000 or his death, if earlier, offset by any proceeds of disability insurance provided by the Company, (iii) a continuation of the benefits described above for one year, except that the life insurance policy would be maintained at least through September 8, 2000 or his death, if earlier, and (iv) immediate vesting of the stock options granted to him pursuant to the employment letter, and such options would remain exercisable for their original term.

    If Mr. Gantos' employment terminates because the agreement expires, he will be entitled to (i) any accrued compensation and benefits through the date of termination, and (ii) immediate vesting of the stock options granted to him pursuant to the employment letter, and such options will remain exercisable for their original term.

    The termination benefits described above are Mr. Gantos' exclusive rights with respect to termination of his employment. For purposes of Mr. Gantos' employment letter, "Cause" generally means continued failure to either devote substantially full working time to his duties (while he is a full-time employee) or make a good faith effort to perform his employment duties, willful acts or omissions materially injuring the Company, conviction of a felony involving dishonesty or fraud that is injurious to the Company, or any material breach by Mr. Gantos of the non-competition provisions of the employment letter. "Good Reason" under the employment letter generally means termination as a result of substantial reduction in Mr. Gantos' duties, responsibilities, benefits or compensation, any material breach by the Company of the employment letter, any requirement that Mr. Gantos relocate outside of specified areas or the failure to elect Mr. Gantos as a director while he is an officer.

    DENNIS HORSTMAN. The Company has a letter of employment, dated as of November 1, 1996, as amended, with Dennis Horstman. Pursuant to Mr. Horstman's employment letter he is employed as the Company's Senior Vice President, Merchandising and Marketing. Mr. Horstman's employment letter provides him with
(i) an initial salary of $300,000, (ii) the right to participate in the Company's Executive Bonus Plan, and a minimum bonus of $52,500 for 1997, (iii) twelve months separation pay, as his exclusive severance benefit, if his employment is terminated without cause (other than pursuant to his death or disability) before December 2, 2000 (subject to Mr. Horstman's obligation to seek other employment and the Company's right to offset amounts paid to Mr. Horstman from such other employment during the severance period), (iv) reimbursement for various relocation expenses, (v) fringe benefits the Company provides its other Senior Vice Presidents, and (vi) a grant of an option to purchase 35,000 common shares, which was granted December 2, 1996.

    NEAL GOTTFRIED. The Company has a letter of employment, dated as of April 23, 1997, with Neal Gottfried. Pursuant to Mr. Gottfried's employment letter he is employed as the Company's Senior Vice President, Store Operations and Visual Merchandising. Mr. Gottfried's employment letter provides him with (i) an initial salary of $225,000, (ii) the right to participate in the Company's Executive Bonus Plan, (iii) twelve months separation pay, as his exclusive severance benefit, if his employment is terminated without cause (other than pursuant to his death or disability) before April 23, 1999 (subject to Mr. Gottfried's obligation to seek other employment and the Company's right to offset amounts paid to Mr. Gottfried from such other employment during the severance period), (iv) reimbursement for various relocation expenses, (v) fringe benefits the Company provides its other Vice Presidents, and (vi) a grant of an option to purchase 25,000 common shares.

    VICKI BOUDREAUX. The Company has a letter of employment, dated as of September 3, 1996, with Vicki Boudreaux. Pursuant to Ms. Boudreaux's employment letter she is employed as the Company's Vice President, Planning and Allocation. Ms. Boudreaux's employment letter provides her with (i) an initial salary of $120,000, (ii) the right to participate in the Company's Executive Bonus Plan,
(iii) six months separation pay, as her exclusive severance benefit, if her employment is terminated without cause (other than pursuant to her death or disability) before September 16, 2000 (subject to Ms. Boudreaux's obligation to seek other employment and the Company's right to offset amounts paid to Ms. Boudreaux from such other employment during the severance period), (iv) reimbursement for various relocation expenses, and (v) fringe benefits the Company provides its other Vice Presidents, and (vi) a grant of an option to purchase 10,000 common shares, which was granted September 16, 1996.

    THOMAS VILLANO. The Company has a letter of employment, dated as of March 16, 1999, with Thomas Villano. Pursuant to Mr. Villano's employment letter he is employed as the Company's Senior Vice President and Chief Financial Officer. Mr. Villano's employment letter provides him with (i) an initial salary of $165,000,
(ii) the right to participate in the Company's Executive Bonus Plan, (iii) twelve months separation pay, as his exclusive severance benefit, if his employment is terminated without cause (other than pursuant to his death or disability) before March 16, 2001 (subject to Mr. Villano's obligation to seek other employment and the Company's right to offset amounts paid to Mr. Villano from such other employment during the severance period), (iv) fringe benefits the Company provides its other Vice Presidents, (v) a $750 a month travel allowance, and (vi) a grant of an option to purchase 50,000 common shares, which was granted to him on March 16, 1999.

    DIANE ABATE-FOX. The Company has a letter of employment, dated as of March 29, 1999, with Diane Abate-Fox. Pursuant to Ms. Abate-Fox's employment letter he is employed as the Company's Vice President, General Merchandise Manager. Ms. Abate-Fox's employment letter provides her with (i) an initial salary of $160,000, (ii) the right to participate in the Company's Executive Bonus Plan,
(iii) six months separation pay, as her exclusive severance benefit, if her employment is terminated without cause (other than pursuant to his death or disability) before March 29, 2001 (subject to Ms. Abate-Fox's obligation to seek other employment and the Company's right to offset amounts paid to Ms. Abate-Fox from such other employment during the severance period), and (iv) fringe benefits the Company provides its other Vice Presidents.

    JOSEPH KUHN. The Company has a letter of employment, dated as of March 16, 1999, with Joseph Kuhn. Pursuant to Mr. Kuhn's employment letter he is employed as the Company's Vice President, Distribution, Real Estate and Construction. Mr. Kuhn's employment letter provides him with (i) an initial salary of $105,000,
(ii) the right to participate in the Company's Executive Bonus Plan, (iii) six months separation pay, as his exclusive severance benefit, if his employment is terminated without cause (other than pursuant to his death or disability) before March 16, 2001 (subject to Mr. Kuhn's obligation to seek other employment and the Company's right to offset amounts paid to Mr. Kuhn from such other employment during the severance period), and (iv) fringe benefits the Company provides its other Vice Presidents.

    MASTER SEVERANCE PLAN. On January 11, 1994, the Company's Board of Directors adopted a Master Severance Plan as amended March 15, 1994. The Master Severance Plan provides severance benefits to employees (including the officers listed in the Summary Compensation Table above) if they are terminated without cause. The amount of such benefits payable to executive officers of the Company is (i) two weeks of the employee's base salary at the time of termination (one week for Mr. Gantos) multiplied by the number of full years of such employee's service to the Company at the time of termination; provided that such benefits may not exceed one year of the employee's base compensation; plus (ii) such employee's accrued vacation at the time of termination. As described above, Ms. Stern, Mr. Gantos, Mr. Horstman, Mr. Gottfried, Ms. Boudreaux, Mr. Villano, Ms. Abate-Fox and Mr. Kuhn have employment letters with the Company providing for severance rights that differ from those under the Master Severance Plan.

    STOCK OPTION TERMS. The stock option granted to Ms. Stern on July 8, 1996 to purchase 350,000 common shares at $4.65625 a share provides that the option becomes immediately exercisable upon termination of Ms. Stern's employment with the Company, unless such termination is by the Company for Cause or by Ms. Stern without Good Reason, and if a Change in Control occurs. The vested portion of the options at the date of termination of Ms. Stern's employment with the Company may be exercised (i) until one year after termination as a result of her death or disability, and (ii) until 90 days after termination for any other reason, except that all rights to exercise the options terminate if she is terminated for Cause.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended January 30, 1999 Mr. Schomer, Ms. Putnam and Ms. Strasser served as sole members of the Company's Compensation Committee. None of the members of the Company's Compensation Committee during the fiscal year ended January 30, 1999 (i) was, during such fiscal year, an officer or employee of the Company, or (ii) was formerly an officer of the Company or its subsidiary.

    PERFORMANCE GRAPH

    The following line graph compares for the period since the Company's emergence from Chapter 11 on March 31, 1995 (i) the yearly cumulative total shareholder return (i.e., the change in share price divided by the initial share price, expressed as a percentage; the Company has not paid cash dividends) on the Company Common Stock with (ii) the cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies), and with (iii) the cumulative total return of the CRSP Total Return Index for the Nasdaq Retail Trade Stocks:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            GANTOS, INC.  NASDAQ U.S. INDEX   NASDAQ RETAIL INDEX
Mar. 1995            100                 100                  100
Jul. 1995             63                 123                  116
Jan. 1996             57                 130                  110
Jul. 1996            115                 134                  126
Jan. 1997             75                 171                  136
Jul. 1997             63                 197                  149
Jan. 1998             15                 202                  158
Jul. 1998             30                 233                  178
Jan. 1999             33                 316                  194

                                                                              HALF YEARS
                                       -----------------------------------------------------------------------------------------
                                          MAR.         JUL.         JAN.         JUL.         JAN.         JUL.         JAN.
                                          1995         1995         1996         1996         1997         1997         1998
                                          -----        -----        -----        -----        -----        -----        -----
Gantos, Inc..........................         100           63           57          115           75           63           15
Nasdaq U.S. Index....................         100          123          130          134          171          197          202
Nasdaq Retail Index..................         100          116          110          126          136          149          158


                                          JUL.         JAN.
                                          1998         1999
                                          -----        -----
Gantos, Inc..........................          30           33
Nasdaq U.S. Index....................         233          316
Nasdaq Retail Index..................         178          194

Assumes $100 invested on March 31, 1995 in Gantos, Inc. Common Stock, CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for Nasdaq Retail Trade Stocks.

* Total Return Assumes Reinvestment of Dividends.

CERTAIN TRANSACTIONS

    Elizabeth M. Eveillard, a director of the Company, is the Managing Director and head of the Retailing Industry Group for PaineWebber Incorporated, an investment banking firm. The Company entered into a letter agreement dated as of February 9, 1998 engaging PaineWebber Incorporated as its exclusive financial advisor in connection with its proposed merger with HOM Holding, Inc. and Hit or Miss Inc. The Company paid PaineWebber Incorporated a $50,000 retention fee and a $250,000 fee in connection with its fairness opinion pursuant to that letter. The proposed merger was terminated in November 1998.

    Hannah H. Strasser, a director of the Company, is co-head of the high yield group, responsible for portfolio management and research for Cardinal Capital Management LLC, a money management company of which Ms. Strasser is a 45% general partner and one of its founders. Cardinal Capital Management LLC is a 1% general partner in Cardinal Recovery Partners and an investment manager for Argyll Limited. Cardinal Recovery Partners and Argyll Limited are holders of $1,312,157 and $50,054 in original principal amount of the Company's outstanding 12 3/4% Notes issued pursuant to an Indenture dated as of April 1, 1995. During 1998 the Company issued them the following five-year warrants at the following exercise prices to purchase shares of Common Stock in exchange for their consent to amendments to the Indenture to cure potential defaults under the Indenture and defer various Indenture payments:

NOTE HOLDER                                   WARRANT SHARES     SHARES EXERCISED     EXERCISE PRICE
--------------------------------------------  ---------------  ---------------------  ---------------
Cardinal Recovery Partners..................        24,728                   0           $    0.01
Cardinal Recovery Partners..................        16,484                   0           $    0.75
Argyll Limited..............................           945                   0           $    0.01
Argyll Limited..............................           629                   0           $    0.75

The Company granted registration rights to the holders of the warrants and filed a registration with respect to the resale of the Common Stock underlying the warrants, which became effective in December 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 30, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that for 1998, one report covering one exempt option grant transaction was filed late by each of Jeffrey C. Tuori, Joseph Giudice, Vicki Boudreaux, Hope Grey, Dennis Horstman, David Nelson, Neal Gottfried, Elizabeth M. Eveillard, Fred K. Schomer, Erwin A. Marks, S. Amanda Putnam, Mary Elizabeth Burton, Hannah Strasser and Diane Abbot-Fox.

               II. APPROVAL OF ONE-FOR-THREE REVERSE STOCK SPLIT

GENERAL

    The Board of Directors has determined that it would be advisable to amend and restate the Company's Restated Articles of Incorporation to (i) effect a one-for-three reverse split of the Company's issued and outstanding Common Shares while keeping 20,000,000 authorized Common Shares, at a par value of $0.01, and 2,000,000 authorized Preferred Shares, at a par value of $0.01 (the "Reverse Split"), and (ii) provide for the rounding to the nearest whole share in lieu of fractional shares otherwise issuable.

    Subject to shareholder approval, the Board of Directors has approved an amendment and restatement of the Company's Restated Articles of Incorporation which would add a new paragraph to Article III of the Restated Articles of Incorporation that would result in one post-split Common Share ("Post-Split Common Share") being issued in exchange for every three Common Shares issued and outstanding on the effective date of the Reverse Split ("Pre-Split Common Shares"), all substantially as set forth in the form of Restated Articles of Incorporation attached as EXHIBIT A (collectively, the "Amendment"). The Reverse Split will not affect the par value of the authorized Common Shares, and the number of authorized Common Shares will be 20,000,000 Common Shares, $0.01 par value per share. The Reverse Split will not affect the number or par value of the authorized Preferred Shares, which will remain at 2,000,000 Preferred Shares, $0.01 par value per share.

    The Reverse Split will become effective upon the filing with the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau of Restated Articles of Incorporation, which state that, at the close of business on the date of filing of the Restated Articles of Incorporation, each Common Share then issued and outstanding would automatically, without any action on the part of the holders of such Common Shares, become and be converted into one-third of a Common Share, subject to adjustment to eliminate fractional shares. If the Amendment is approved and management determines to proceed with the Reverse Split (see "Reservation of Rights"), management will use its discretion to determine when to file the Amendment. Management currently expects such amendment to be filed shortly after the Annual Meeting if The Nasdaq Stock Market, Inc. approves the continued listing of the Company's Common Shares, subject to the consummation of the Reverse Split. See "Purposes of the Reverse Split."

PRINCIPAL EFFECTS OF REVERSE SPLIT

    Based upon the 7,819,526 Common Shares outstanding as of May 4, 1999, the Reverse Split would decrease the outstanding Common Shares by approximately
66 2/3%, and, once effective, the Reverse Split would result in approximately 2,606,509 Post-Split Common Shares outstanding, subject to adjustment as a result of the elimination of fractional shares. Similarly, the aggregate number of Common Shares reserved for issuance upon exercise of warrants and options
would decrease from approximately          Common Shares to approximately
         Common Shares, subject to adjustment as a result of the elimination of fractional shares.

    Each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase 33 1/3% of the number of shares subject to the option or warrant immediately prior to the Reverse Split at an exercise price which is three times the exercise price of the option or warrant immediately prior to the Reverse Split, subject to adjustment as a result of the elimination of fractional shares. In addition, the shares available for issuance under the Company's Director Stock Option Plan, 1996 Stock Option Plan and Employee Stock Purchase Plan will be reduced by approximately 66 2/3% to reflect the Reverse Split, subject to adjustments required to eliminate fractional shares, and the other relevant terms and provisions of the Company's stock option plans and stock purchase plan will be appropriately adjusted to reflect the Reverse Split. The Company will obtain a new CUSIP number for the Common Shares effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Common Shares information to enable such holder to obtain new shares and certificates.

    The Reverse Split will not affect the par value of the authorized Common Shares, and the number of authorized Common Shares will be 20,000,000 Common Shares, $0.01 par value per share. The Reverse Split will not affect the number or par value of the authorized Preferred Shares, which will remain at 2,000,000 Preferred Shares, $0.01 par value per share. As a result, if the Amendment is approved, the decrease in the number of shares outstanding and reserved for issuance pursuant to the exercise of options and warrants will result in an increase in the number of shares available for issuance. The terms of the Post-Split Common Shares will be the same as the terms of the Pre-Split Common Shares, and subject to the provisions for the elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity interest in the Company or the voting power or other rights, preferences or privileges of the holders of Common Shares.

    The following table illustrates the principal effects of the proposed reverse stock split discussed in the preceding paragraphs:

                                                       BEFORE REVERSE
                                                            SPLIT         AFTER REVERSE SPLIT
NUMBER OF COMMON SHARES                               AND THE AMENDMENT    AND THE AMENDMENT
---------------------------------------------------  -------------------  -------------------
Authorized.........................................        20,000,000           20,000,000
Outstanding........................................         7,819,526            2,606,509
Subject to outstanding options and warrants........         1,088,000              362,666
Reserved for issuance in connection with future
  grants under option plans and the Stock Purchase
  Plan.............................................             9,842                3,281
Available for future issuance by action of the
  Board (after giving effect to the above
  reservations)....................................        11,082,632           17,027,544

    Assuming the Reverse Split is approved and management determines to proceed with the Reverse Split (see "Reservation of Rights"), the Company will file Restated Articles of Incorporation, in the form set forth in EXHIBIT A, with the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau effecting the Reverse Split on a date determined by management in its discretion. Management currently expects such amendment to be filed shortly after the Annual Meeting if The Nasdaq Stock Market, Inc. approves the continued listing of the Company's Common Shares, subject to the consummation of the Reverse Split. See "Purposes of the Reverse Split." The Reverse Split would become effective as of the close of business on the date of such filing (the "Effective Date").

PURPOSES OF THE REVERSE SPLIT

    The Reverse Split would decrease the number of Common Shares outstanding and presumably increase the per share market price for the Post-Split Common Shares. The Company's Board of Directors believes that the relatively low market price per share of the Company's Common Shares may impair the marketability of the Common Shares to institutional investors and members of the investing public. In theory, the number of shares outstanding should not, alone, affect the marketability of the Common Shares, the type of investor who acquires them, or the Company's reputation in the financial community. In practice, however, this is often not the case, because many investors look upon low-priced shares as speculative in nature, and as a matter of policy, avoid investment in such stocks. These factors may not only affect the liquidity of the Common Shares, but may also impair the Company's ability to raise additional capital through the sale of equity securities.

    The Board also recognizes that many leading brokerage firms are reluctant to recommend lower-priced securities to their clients. In addition, a variety of brokerage house policies and practices currently tends to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices relate to the payment of brokers' commissions and time-consuming procedures that make the handling of lower priced stocks economically unattractive to brokers. The structure of brokerage commissions tends to adversely impact holders of lower-priced stocks because brokerage commissions on a sale of a lower-priced stock generally represent a higher percentage of the sales price than the commissions on higher-priced stocks. In addition, stocks that trade for less than $5.00 are subject to restrictions relating to the stock's marginability and to additional requirements for brokers who recommend such stocks to their clients (if they are not quoted on The Nasdaq Stock Market), and such restrictions tend to adversely impact the stock's marketability and, consequently the stock's price.

    The Company's Common Shares are currently listed on The Nasdaq National Market; however, there is no assurance that the Company will continue to meet the maintenance standards for continued listing on The Nasdaq National Market or The Nasdaq SmallCap Market. Under The Nasdaq National Market's and The Nasdaq SmallCap Market's listing criteria, listed companies which do not have a $1.00 minimum bid price for a sustained period risk de-listing by The Nasdaq Stock Market. The Company has not met this requirement with respect to its Common Shares and is subject to de-listing from The Nasdaq Stock Market. The Company is also currently not in compliance with The Nasdaq National Market's requirement that it maintain a minimum $5,000,000 market value of public float. The Company has requested an exception to these requirements until it can effect the Reverse Split, and in the alternative, has requested to be listed on The Nasdaq SmallCap Market after the Reverse Split, because its market value of public float requirement is only $1,000,000. The Reverse Split is proposed, in part, to allow the Company to regain compliance with the $1.00 minimum bid price requirement. However, management does not intend to consummate the Reverse Split if The Nasdaq Stock Market, Inc. does not approve the continued listing of the Company's Common Shares subject to consummation of the Reverse Split.

    If the Company is unable to satisfy the applicable market's requirements for continued listing, including, among other things, an adequately high trading price and market value of public float, trading of the Common Shares would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or Nasdaq's OTC Bulletin Board. Consequently, the liquidity of the Company's Common Shares could be impaired, through delays in the timing of transactions, reduction in the news media's coverage of the Company, lack of investment analyst interest in covering the Company, and lower prices for the Company's Common Shares than might otherwise be obtained.

    The Board of Directors hopes that the decrease in the number of Common Shares outstanding resulting from the Reverse Split and the anticipated corresponding increased price per share will stimulate interest in the Company's Common Shares, promote greater liquidity for the Company's shareholders and result in a price level for the Post-Split Common Shares that will maintain its Nasdaq listing. The Board also hopes that the Reverse Split will result in a price level for the Post-Split Common Shares that will mitigate the present reluctance, policies and practices of brokerage firms, and diminish the adverse impact of trading commissions, recommendation restrictions and margin requirements on the potential market for the Company's Common Shares. However, there is no assurance that the Reverse Split will achieve the desired results, that the price per Post-Split Common Share will increase proportionately with the decrease in the number of shares, that the Post-Split Common Shares will be marginable, or that any price increase can be sustained for a prolonged period of time. In addition, it is possible that the liquidity of the Post-Split Common Shares may be adversely affected by the reduced number of shares outstanding if the proposed Reverse Split is effected. In addition, the Reverse Split might leave some shareholders with one or more "odd-lots" of the Company's Common Shares (stock in amounts of less than 100 shares). These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

    The Reverse Split is also being proposed to increase the number of the Company's authorized but unissued Common Shares. As of May 4, 1999, the Company had 20,000,000 Common Shares authorized, 7,819,526 Common Shares issued and outstanding and 1,097,842 Common Shares reserved for issuance pursuant to the exercise of options and warrants outstanding or reserved for grant under Company stock option plans. After the Reverse Split, the Company would have 20,000,000 Common Shares authorized, but would only have approximately 2,606,509 Common Shares issued and outstanding and 11,082,632 Common Shares reserved for issuance, subject to adjustment as a result of the elimination of fractional shares.

    If the Reverse Split is approved by the shareholders of the Company, the additional 5,944,912 Post-Split Common Shares so authorized will be available for issuance by the Board of Directors of the Company for raising additional capital, stock options, acquisitions, stock splits, stock dividends or other corporate purposes. There are no arrangements, understandings or plans for the issuance of any such additional shares, other than shares reserved for issuance upon the exercise of stock options and warrants outstanding or authorized for issuance under the Stock Purchase Plan or other existing plans, although there are no current plans for any specific grants. The Company does not expect that it would seek authorization from shareholders for issuance of such additional shares unless required by applicable law or regulation or the rules of the market in which the Company's Common Shares are traded. There are no preemptive rights available to shareholders in connection with the issuance of such shares.

    The Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders.

EXCHANGE OF CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

    On the Effective Date, each three Pre-Split Common Shares will automatically be combined and changed into one Post-Split Common Share. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Split and beginning on the Effective Date, each certificate representing Pre-Split Common Shares will represent for all purposes one-third of that number of Post-Split Common Shares. Shareholders will be requested to exchange their certificates representing Common Shares held prior to the Reverse Split for new certificates representing Common Shares issued as a result of the Reverse Split. The Company's transfer agent will act as the Company's exchange agent to act for holders of Common Shares in implementing the exchange of their certificates. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing Pre-Split Common Shares subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so.

    No scrip or fractional Post-Split Common Shares will be issued to any shareholder in connection with the Reverse Split. Accordingly, all shareholders of record who would otherwise be entitled to receive fractional Post-Split Common Shares, will, upon surrender of their certificates representing Pre-Split Common Shares, have the Post-Split Common Shares to which they are entitled rounded to the nearest whole share and receive either a whole Common Share or nothing in lieu of their fractional Post-Split Common Share. Holders of less than two Pre-Split Common Shares as a result of the Reverse Split will on the Effective Date no longer be shareholders of the Company.

    Shareholders are encouraged to surrender their certificates for certificates evidencing whole Post-Split Common Shares as promptly as possible after the Effective Date. The ownership of a fractional interest will not give the holder any voting, dividend, or other rights except to receive one or zero Post-Split Common Shares therefor as described above.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

    The following general description of the federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement, all of which are subject to change and any such change could apply retroactively. This discussion is for general information only and does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Shares and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, tax-exempt organizations, banks or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

    The combination and change of each three Pre-Split Common Shares into one Post-Split Common Share should be a tax-free transaction, and no gain or loss will be recognized to the Company or its shareholders. The holding period of the Pre-Split Common Shares will be transferred to the Post-Split Common Shares received in exchange therefor, provided that the shareholder held the Pre-Split Common Shares as a capital asset at the time of the exchange. The tax basis in the Post-Split Common Shares will equal the tax basis in the Pre-Split Common Shares exchanged therefor.

    This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to ascertain their individual federal, state, local and foreign tax consequences.

FINANCIAL STATEMENTS

    The Company's Annual Report for the year ended January 30, 1999 includes the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this Proxy Statement. A copy of the Annual Report accompanies this Proxy Statement.

VOTE REQUIRED

    Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be deemed affirmative votes, and will have the same effect as a negative vote on the proposal. Such votes, however, will be counted in determining the number of Common Shares present or represented by proxy in determining whether a quorum is present Proxies received in response to this solicitation will, in the absence of any contrary specification, be voted in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

RESERVATION OF RIGHTS

    The Board of Directors reserves the right to abandon the proposed Amendment and Reverse Split without further action by the shareholders at any time before the filing of the Amendment with the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau notwithstanding authorization of the proposed Amendment and Reverse Split by the shareholders. Management currently intends to abandon the proposed Amendment and Reverse Split if The Nasdaq Stock Market, Inc. either (i) does not approve the continued listing of the Company's Common Shares, (ii) or approves such continued listing but does make it subject to the consummation of the Reverse Split.

                            ITEM III. OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP are the independent accountants for the Company and have reported on the Company's financial statements in the Annual Report of the Company which accompanies this Proxy Statement. The Company's independent accountants are appointed by the Board of Directors after receiving the recommendation of its Audit Committee. The Company will not select its independent accountants for 1999 until later in its fiscal year.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

OTHER PROPOSALS

    Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

    A shareholder proposal which is intended to be presented at the 2000 Annual Meeting of Shareholders and is eligible for inclusion in the Company's proxy statement for that meeting under applicable rules of the Securities and Exchange Commission must be received by the Company at its principal executive offices, 1266 Main Street, Fifth Floor, Stamford, Connecticut 06902 by January 13, 2000. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested.

    The Company must receive notice of any proposals of shareholders that are intended to be presented at the 2000 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company's Proxy Statement and Proxy related to that meeting, no later than March 28, 2000 to be considered timely. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested and addressed to Gantos, Inc., 1266 Main Street, Fifth Floor, Stamford, Connecticut 06902, Attention: Secretary. If the Company does not have notice of the matter by that date, the Company's form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          Arlene H. Stern
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dated: May 24, 1999

         --------------------------------------------------------------------------------------------------------------
EXHIBIT A
MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU
----------------------------------------------------------------------------------------------------

 Date Received                                (FOR BUREAU USE ONLY)
                                              This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
--------------------------------------------

--------------------------------------------
--------------------------------------------------------------------

 Name  Robert J. Krueger
      Honigman Miller Schwartz and Cohn
--------------------------------------------------------------
 Address
      2290 First National Building
--------------------------------------------------------------
 City                              State                  Zip Code
      Detroit,               Michigan         48226-3583                         EFFECTIVE DATE
--------------------------------------------------------------

 DOCUMENT WILL BE RETURNED TO THE NAME AND
          ADDRESS YOU ENTER ABOVE,
IF LEFT BLANK DOCUMENT WILL BE MAILED TO THE
             REGISTERED OFFICE.

                       RESTATED ARTICLES OF INCORPORATION
                    FOR USE BY DOMESTIC PROFIT CORPORATIONS
          (Please read information and instructions on the last page)

    PURSUANT TO THE PROVISIONS OF ACT 284, PUBLIC ACTS OF 1972, THE UNDERSIGNED CORPORATION EXECUTES THE FOLLOWING ARTICLES:

  1.  The present name of the corporation is:    Gantos, Inc.

--------------------------------------------------------------------------------

  2.  The identification number assigned by the Bureau is:         133-486

  3.  All former names of the corporation are:    Michael J. Leo, Inc.
                                    Gantos, Inc.
                                    Gantos Stores, Inc.

  4. The date of filing the original Articles of Incorporation was: _November 10, 1952_____________________________

    THE FOLLOWING RESTATED ARTICLES OF INCORPORATION SUPERSEDE THE ARTICLES OF INCORPORATION AS AMENDED AND SHALL BE THE ARTICLES OF INCORPORATION FOR THE
    CORPORATION:

ARTICLE I

 The name of the corporation is: Gantos, Inc.

ARTICLE II

 The purpose or purposes for which the corporation is formed are: to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

 The total authorized shares:
 Common shares 20,000,000, par value $0.01 per share Preferred shares 2,000,000, par value $0.01 per share

 A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

     The Board of Directors may cause the corporation to issue preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Restated Articles of Incorporation.

     Effective as of the close of business on the date of filing these Restated Articles of Incorporation (the "Effective Time"), the filing of these Restated Articles of Incorporation shall effect a reverse stock split on the basis of one new common share for each three then issued and outstanding common shares, while maintaining the number of authorized common shares and preferred shares, and their par values, as set forth in this Article III (the "Reverse Split").

     Immediately as of the Effective Time, and without any action by the holders of outstanding common shares, but subject to the redemption of fractional shares described below, outstanding certificates representing the corporation's common shares shall represent for all purposes, and each common share issued and outstanding immediately before the Effective Time shall automatically be converted into, new common shares in the ratio of three old common shares for one new common share, all by virtue of the Reverse Split and without any action on the part of the holder of such common shares.

     Notwithstanding any of the foregoing to the contrary, no scrip or fractional common shares shall be issued in connection with the Reverse Split. In lieu thereof each record holder of common shares as of the Effective Date who would otherwise have been entitled to receive a fractional new common share shall, upon surrender of such shareholder's certificates representing pre-split common shares, have the post-split common shares to which they are entitled rounded to the nearest whole share and receive either a whole common share or nothing in lieu of their fractional post-split common share. As of the Effective Time such fractional shares shall no longer represent equity interests in the corporation, and shall not be entitled to any voting, dividend or other shareholder rights; rather, they shall represent only the right to receive the common shares, if any, described in this paragraph.

ARTICLE IV

  1.    The address of the registered office is:

         3366 Kraft S.E.,____Grand Rapids, Michigan____   ________49588________
         (Street Address)        (City)                       (ZIP Code)
  2.    The mailing address of the registered office, if different than above:

                     ___________________Michigan__        _____________________
         (Street Address or P.O. Box)      (City)               (ZIP Code)
  3.    The name of the current resident agent is: _____Arlene H. Stern________

ARTICLE V

     Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VI

     1. No action by written consent of shareholders under Article V shall be effective unless the proposed action will have been approved by the Board of Directors before the consent of shareholders is executed.

     2. Pursuant to Sections 783 and 784(1)(b) of the Michigan Business Corporation Act, the corporation expressly elects not to be governed by Chapter 7A of the Michigan Business Corporation Act, being Sections 775 through 784 of the Michigan Business Corporation Act; provided that the corporation's Board of Directors may terminate this election in whole or in part by action of the majority of directors then in office.

ARTICLE VII

     To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Any repeal or modification of this
 Article VII shall not adversely affect any right or protection of any director of the corporation existing immediately prior to, or for, or with respect to, any acts or omissions occurring before, such repeal or modification.

ARTICLE VIII

     The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three or more than fifteen directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1996 Annual Meeting of Shareholders, Class I directors shall be elected for a three-year term. At each succeeding annual meeting of shareholders, commencing in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

     If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly-created directorships are filled by the Board, the additional directors shall be classified as provided by the Board.

     A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled by only by the Board by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause, including total and permanent disability, fraud, criminal conduct, gross abuse of office amounting to a breach of trust or similar conduct.

     Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred shares or series thereof issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article.

     This Article VIII may not be amended by written consent of the corporation's shareholders under Article V and may only be amended by the affirmative vote of holders of 80% of the outstanding common shares of the corporation, in addition to the vote otherwise required by the Michigan Business Corporation Act.

ARTICLE IX

     The shareholders of the corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent provided by agreement between the corporation and one or more shareholders.

 ARTICLE X

     To the extent required by section 1123(a) of the United States Bankruptcy Code, the corporation shall not issue nonvoting equity securities.

(ADDITIONAL PROVISIONS, IF ANY, MAY BE INSERTED HERE, ATTACH ADDITIONAL PAGES IF
                                    NEEDED.)

  5. COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OFTHE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS, OTHERWISE,COMPLETE SECTION (b). DO NOT COMPLETE BOTH.

      a.  / / These Restated Articles of Incorporation were duly adopted on the ____________ day of ________, 19___, in accordance with the provisions of Section 642 of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of
                                       Directors.
                        Signed this _____________________ day of
                       ____________________________, 19_________.

   ------------------------------------------------------
             ------------------------------------------------------

   ------------------------------------------------------
             ------------------------------------------------------
     (Signatures of incorporators: Type or Print Name Under Each Signature)

     b. /X/ These Restated Articles of Incorporation were duly adopted on the ____22nd____ day of ____June____, 19__99__ in accordance with the provisions of Section 642 of the Act and: (check one of the following)

    / / were duly adopted by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

    /X/ were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

    / / were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

    / / were duly adopted by the written consent of all the shareholders entitled to vote in accordance with section 407(2) of the Act.
            Signed this ________________ day of ____June____, __1999__

       By __________________________________________________________________

        (Signature of an authorized officer or agent)

       __Arlene H. Stern, President_________________________________________

                                                     (Type or Print Name)

Name of person or organization                   Preparers name and business
remitting fees:                                  telephone number:

                 Gantos, Inc.                    Robert J. Krueger
----------------------------------------------   ----------------------------------------------

                                                 (313) 465-7452
----------------------------------------------   ----------------------------------------------

                          INFORMATION AND INSTRUCTIONS

  1. The Articles of Incorporation cannot be restated until this form, or a comparable document, is submitted.

  2. Submit one original of this document. Upon filing, the document will be added to the records of the Corporation, Securities and Land Development Bureau. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

     Since this document will be maintained on optical disk media, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

  3. This document is to be used pursuant to sections 641 through 643 of Act
     284. P.A. of 1972, for the purpose of restating the Articles of Incorporation of a domestic profit corporation. Restated articles of incorporation are an integration into a single instrument of the current provisions of the corporation's Articles of Incorporation, along with any desired amendments to those articles.

  4. Item 2--Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

  5. Item 5--Restated Articles of Incorporation submitted before the first meeting of the Board of Directors may be adopted by all of the incorporators by completing item 5(a). Restated Articles of Incorporation which do not amend the Articles of Incorporation may be adopted by the Board of Directors without a vote of the shareholders by completing Item 5(b). Restated Articles of Incorporation which amend the Articles of Incorporation require adoption by the shareholders by completing Item 5(b).

  6. The duration of the corporation should be stated in the restated Articles of Incorporation only if it is not perpetual.

  7. For nonprofit charitable corporations, if restated articles change the term of existence to other than perpetual, Attorney General Consent should be obtained at the time of dissolution.

  8. This document is effective on the date endorsed "filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.

  9. This document must be signed by: (COMPLETE Item 5(a) or 5(b), BUT NOT
     BOTH)

     Item 5(a): must be completed and signed by a majority of the incorporators.

     Item 5(b): must be completed and signed by an authorized officer or agent.

  10. FEES: Make remittance payable to the State of Michigan. Include corporation name and identification number on check or money order.

NONREFUNDABLE FEE.........................................................................................  ...........     $10.00
TOTAL MINIMUM FEE.........................................................................................  ...........     $10.00
ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES ARE:
    each additional 20,000 authorized shares or portion thereof...........................................       $30.00
    maximum fee per filing for first 10,000,000 authorized shares.........................................    $5,000.00
    each additional 20,000 authorized shares or portion thereof in excess of 10,000,000 shares............       $30.00
    maximum fee per filing for authorized shares in excess of 10,000,000 shares...........................  $200,000.00

To submit by mail:                                             To submit in person:
    Michigan Department of Consumer & Industry Services        6546 Mercantile Way
    Corporation, Securities and Land Development Bureau        Lansing, MI
    Corporation Division                                       Telephone: (517) 334-6302
    7150 Harns Drive
    P.O. Box 30054                                             *Fees may be paid by VISA or Mastercard when delivered in
    Lansing, MI 48909                                           person to our office.

     To submit electronically: (517) 334-8048

     *To use this service a MICH-ELF application to provide your VISA or Mastercard number. Include your assigned Filer number on your transmission. To obtain an application for a filer number, contact
     (517) 334-6327 or visit our WEB site at
     http://www.cis.state.mi.us/corp/.

          THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                  GANTOS, INC.

The undersigned hereby appoints Arlene H. Stern, Thomas Villano and Robert Baker, and each of them, the proxies of the undersigned, each with full power of substitution and resubstitution, to vote all Common Shares, par value $.01 per share, of the undersigned in Gantos, Inc. ("Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 22, 1999, and at any and all adjournments thereof.


       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                          (continued on reverse side)

X  PLEASE MARK YOUR VOTES AS INDICATED
   IN THIS EXAMPLE

                              FOR all the nominees   WITHHOLD AUTHORITY
                              listed below (except   to vote for all the
                              as marked to the       nominees listed
                              contrary below).       below.
1.  ELECTION OF DIRECTORS     /  /                   /  /

    L. Douglas Gantos, Hannah H. Strasser, Elizabeth M. Eveillard and S. Amanda Putnam (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

    ----------------------------------------------------------------------------
                                                    FOR   ABSTAIN    AGAINST
2. Approval of the amendment and restatement of     / /     / /        / /
   the Company's Restated Articles of Incorporation to effect a one-for-three reverse stock split of the Company's Common Shares while keeping
   20,000,000 authorized Common Shares, at a par value of $0.01.


3. In their discretion with respect to any other
   matters that may properly come before the
   meeting.
Account No.             No. of Shares                  Proxy No.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THIS PROXY AND FOR PROPOSAL 2.

Signature(s)__________________________________ (L.S.)

______________________________________________ (L.S.) Dated:____________ , 1999
IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator or guardian, please give your full title as such. If shares are held in the name of more than one person, each person must sign the Proxy.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.